Exhibit 23.5

Consent of Rivero, Gordimer & Company, P.A.
CONSENT
Rivero, Gordimer & Company, P.A. consents to the use in the Form S-3, Registration Statement Under the Securities Act of 1933, filed by Franchise Group, Inc. on January 31, 2020, as it may be amended, of our independent auditors’ reports dated May 2, 2019 and May 8, 2018 relating to the consolidated financial statements of Buddy’s Newco, LLC and Subsidiaries as of and for the years ending December 31, 2018 and 2017, respectively.

/s/ Rivero, Gordimer & Company, P.A.

Tampa, Florida
January 31, 2020